UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 19, 2009 (May 14, 2009)

Date of Report (Date of earliest event reported)

Protective Life Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11339	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices and zip code)

(205) 268-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement.

On May 14, 2009, Protective Life Corporation (“Protective”) entered into a Purchase Agreement, dated as of May 14, 2009 (the “Purchase Agreement”), with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as representative of the underwriters named therein (the “Underwriters”), with respect to the offer and sale by Protective of 13,500,000 shares of Protective’s common stock, par value $0.50 per share (the “Common Stock”), at an offering price to the public of $9.00 per share.  Additionally, under the terms of the Purchase Agreement, Protective granted the Underwriters a 30-day option to purchase up to an additional 2,025,000 shares of Common Stock to cover overallotments, if any.  On May 15, 2009, Merrill Lynch notified Protective that the Underwriters exercised their overallotment option in full.  Protective expects to close on the sale of the shares of Common Stock, including the shares subject to the overallotment option (collectively, the “Shares”), on May 20, 2009, subject to the satisfaction of certain closing conditions.

Protective expects that the net proceeds of this offering will be approximately $132.8 million, after giving effect to the underwriting discount and estimated expenses and the Underwriters’ exercise of their overallotment option in full.  The offering of the Shares is being made pursuant to Protective’s shelf registration statement on Form S-3 (File No. 333-151976, the “Registration Statement”), which became effective upon filing with the Securities and Exchange Commission (the “SEC”) on June 26, 2008, and a related Prospectus Supplement dated May 14, 2009, which was filed with the SEC on May 15, 2009.

The Purchase Agreement includes customary representations, warranties and covenants by Protective.  It also provides for customary indemnification by each of Protective and the Underwriters against certain liabilities arising out of or in connection with the sale of the Shares.

The foregoing description of the material terms of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is attached hereto as Exhibit 1.1 to this report and which is incorporated by reference herein.

Certain of the Underwriters and their respective affiliates have provided, are providing, and may in the future provide distribution of products of Protective’s affiliates and commercial banking, investment banking and financial advisory services to Protective and its affiliates for which they have in the past received, and may in the future receive, customary fees or other compensation.  In particular, Protective and its affiliates have the following relationships (other than in respect of the Purchase Agreement) with the Underwriters and their respective affiliates:

On April 16, 2008, Protective and its subsidiary, Protective Life Insurance Company (“Protective Life”), entered into a Second Amended and Restated Credit Agreement with the several lenders from time to time party thereto, and Regions Bank, as Administrative Agent, Regions Capital Markets, as Co-Lead Arranger and Sole Bookrunner, Wachovia Capital Markets, LLC as Co-Lead Arranger and Syndication Agent, and Bank of America, N.A. and Barclays Bank PLC, as Co-Documentation Agents, to increase the commitment to a maximum principal amount of $500 million (the “New Credit Facility”).  Protective and Protective Life have the right in certain circumstances to request that the commitment under the New Credit Facility be increased up to a maximum principal amount of $600 million.  Additionally, Protective has a fixed maturity exposure to Bank of America Corp., as of December 31, 2008, of $117.3 million.  Bank of America, N.A. is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is the sole book-running manager in the offering.

Regions Financial Corporation, Regions Bank and Regions Capital Markets are affiliates of Morgan Keegan & Company, Inc., which is a co-manager in the offering.  Regions Bank is one of the lenders with respect to the New Credit Facility and also provides cash management services for Protective.  The chairman, president and chief executive officer of Regions Financial Corporation, the parent corporation of Regions Bank and Regions Capital Markets, is a director of Protective and is the chairman of Protective’s Compensation and Management Succession Committee.

Wachovia Bank N.A. and Wells Fargo Bank, N.A. are lenders with respect to the New Credit Facility and provide cash management services for Protective.  Additionally, Protective Life and Wachovia Development

Corporation are parties to an Amended and Restated Investment and Participation Agreement, and Protective is a party to a guaranty in favor of Wachovia Development Corporation, with respect to certain real property leased by Protective Life.  Wachovia Bank N.A., Wells Fargo Bank, N.A. and Wachovia Development Corporation are affiliates of Wachovia Capital Markets, LLC, which is a senior co-manager in the offering.

Barclays Bank PLC is one of the lenders with respect to the New Credit Facility and also holds certain surplus notes of one of Protective’s subsidiaries.  Additionally, based on a Schedule 13G filed with the SEC on February 5, 2009, as of December 31, 2008, Barclays Global Investors, NA and its affiliates may be deemed the beneficial owner of 4,808,986 shares of Protective’s common stock, constituting approximately 6.87% of Protective’s outstanding common stock on such date.  Barclays Bank PLC and Barclays Global Investors, NA are affiliates of Barclays Capital Inc., which a senior co-manager in the offering.

Item 9.01.              Financial Statements and Exhibits.

The exhibits to this Current Report on Form 8-K are hereby incorporated by reference into the Registration Statement.

(d)  Exhibits.

Exhibit No.	Description

1.1	Purchase Agreement, dated May 14, 2009, among Protective Life Corporation, Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Underwriters

5.1	Opinion of Deborah J. Long, Esq.

23.1	Consent of Deborah J. Long, Esq. (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROTECTIVE LIFE CORPORATION
/s/Steven G. Walker
Steven G. Walker
Senior Vice President, Controller and Chief Accounting Officer

Dated:	May 19, 2009